UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 29, 2010

SJW Corp.

(Exact name of registrant as specified in its charter)

California	1-8966	77-0066628
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

110 W. Taylor Street, San Jose, California	95110
(Address of principal executive offices)	(Zip Code)

(408) 279-7800

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Resignation of Principal Financial Officer

On September 30, 2010, Mr. David A. Green resigned as Chief Financial Officer and Treasurer of SJW Corp. (the “Corporation”) and the following subsidiaries of the Corporation (the “Designated Subsidiaries”): San Jose Water Company, SJW Land Company, SJWTX, Inc. and Texas Water Alliance Limited. His resignation became effective at the close of business on that date.

In connection with such resignation, Mr. Green will be entitled to the following severance benefits, provided he delivers an effective and irrevocable general release of all claims against the Corporation and the Designated Subsidiaries pursuant to a Separation Agreement and Release:

(i) lump sum cash severance payment in the amount of $65,000 to be paid in April 2011; and

(ii) reimbursement of the costs he incurs for COBRA medical and dental care coverage for himself and his spouse through December 31, 2010, but not to exceed $16,500 in the aggregate.

(c) Appointment of New Principal Financial Officer

On September 29, 2010, the Corporation’s Board of Directors appointed Mr. James P. Lynch, age 51, as Chief Financial Officer and Treasurer of the Corporation, effective October 4, 2010. The Board of Directors of San Jose Water Company and Texas Water Alliance Limited, wholly-owned subsidiaries of the Corporation, also appointed Mr. Lynch as Chief Financial Officer and Treasurer, effective October 4, 2010. It is expected that Mr. Lynch will also be appointed as Chief Financial Officer and Treasurer of the remaining Designated Subsidiaries.

Prior to joining the Corporation, Mr. Lynch was an Audit Partner at KPMG LLP. Mr. Lynch was with KPMG LLP for 26 years. He has extensive experience providing audit service and business advice to public and privately held companies, including publically held water utility companies. He also assisted clients with accounting and financial reporting matters, SEC registration and compliance matters, and securities offerings. Mr. Lynch is a certified public accountant.

Pursuant to the offer letter which Mr. Lynch accepted on September 27, 2010, he will be entitled to the following compensation for his services as Chief Financial Officer and Treasurer of the Corporation and the Designated Subsidiaries:

(i) base salary at the annual rate of $350,000;

(ii) annual target bonus in the amount of $75,000, with the actual bonus each year to range from 0 to 150% of target based on performance goal attainment and with any bonus earned for the 2010 fiscal year to be pro-rated on the basis of his actual period of employment during that year;

(iii)two separate restricted stock unit awards covering shares of the Corporation’s common stock, each issued under the Corporation’s Long-Term Incentive Plan with a grant-date fair value of $75,000 and with the initial award to become effective upon his commencement of employment with the Corporation and the second award to be made in January 2011;

(iv) company car and reimbursement of the membership fee for one local health care club; and

(v) separation pay in the form of twelve months of salary continuation should his employment be involuntarily terminated without cause.

The number of shares of the Corporation’s common stock subject to each restricted stock unit award made to Mr. Lynch will be determined by dividing $75,000 by the closing selling price per share of such common stock on the effective date of the award. Each award will vest in a series of four successive equal annual installments upon Mr. Lynch’s completion of each year of continued employment with the Corporation over the four-year period measured from the effective date of the award.

Mr. Lynch will also participate in the Corporation’s Executive Severance Plan, pursuant to which he would be eligible for certain severance benefits, including cash severance payments and accelerated vesting of his outstanding equity awards, should his employment terminate under certain prescribed circumstances in connection with a change in control or ownership of the Corporation. However, there will be no duplication of benefits under such plan and the separation pay provisions of his offer letter.

A copy of the offer letter agreement between the Corporation and Mr. Lynch is attached as Exhibit 10.1 to this Form 8-K and is incorporated into this Form 8-K by reference.

Mr. Lynch has also been selected for participation in the Cash Balance Executive Supplemental Retirement Plan that San Jose Water Company maintains for certain executive officers and other highly compensated individuals. His participation in such plan will commence as of January 1, 2011, and the plan has been amended, effective as of January 1, 2011, to provide (i) a higher rate of company contributions in the form of compensation credits during Mr. Lynch’s first twenty (20) years of service equal to 15% of his quarterly compensation during that period and (ii) full vesting of his accrued benefit under the plan upon completion of three years of service.

A copy of the amendment to the San Jose Water Company Cash Balance Executive Supplemental Retirement Plan is attached as Exhibit 10.2 to this Form 8-K and is incorporated into this Form 8-K by reference.

Item 7.01	Regulation FD Disclosure.

A copy of the press release announcing James P. Lynch’s appointment is attached hereto as Exhibit 99.1 and incorporated into Item 7.01 of this Form 8-K by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description of Document

10.1	Offer Letter to Mr. James P. Lynch dated September 22, 2010 and accepted September 27, 2010.

10.2	Amendment to the San Jose Water Company Cash Balance Executive Supplemental Retirement Plan effective as of January 1, 2011.

99.1	Press Release issued on October 1, 2010 announcing the appointment of James P. Lynch as Chief Financial Officer and Treasurer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SJW Corp.

October 1, 2010	/S/ W. RICHARD ROTH
W. Richard Roth, President and Chief Executive Officer

Exhibit Number	Description of Document

10.1	Offer Letter to Mr. James P. Lynch dated September 22, 2010 and accepted September 27, 2010.

10.2	Amendment to the San Jose Water Company Cash Balance Executive Supplemental Retirement Plan effective as of January 1, 2011.

99.1	Press Release issued on October 1, 2010 announcing the appointment of James P. Lynch as Chief Financial Officer and Treasurer.